 Exhibit 15(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-137534 and No. 333-146534) pertaining to the Gentium S.p.A. Amended and Restated 2004 Equity Incentive Plan and the Gentium S.p.A. 2007 Stock Option Plan, as amended, and the Registration Statements on Form F-3 (No. 333-135622, No. 333-137551, No. 333-138202, No. 333-139422, No. 333-141198, and No. 333-174575) of Gentium S.p.A. and in the related Prospectuses of our reports dated March 30, 2012, with respect to the consolidated financial statements of Gentium S.p.A. and the effectiveness of internal control over financial reporting of Gentium S.p.A included in this Annual Report (Form 20-F) for the year ended December 31, 2011.

/s/ Reconta Ernst & Young S.p.A.

Milan, Italy

March 30, 2012